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                                                                    Exhibit 5.2
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                    [LETTERHEAD OF SCHULTE ROTH & ZABEL LLP]



                                            January 8, 1997



Golden Books Family Entertainment, Inc.
Golden Books Publishing Company, Inc.
Golden Books Financing Trust
850 Third Avenue
New York, New York 10022


Dear Sirs:

         We have acted as special counsel to Golden Books Family Entertainment, Inc. (the "Corporation"), Golden Books Publishing Company, Inc. ("Publishing") and Golden Books Financing Trust (the "Trust") in connection with the Registration Statement on Form S-3 (as amended through the date hereof, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), registering the 8-3/4% Convertible Trust Originated Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of the Trust, the 8-3/4% Convertible Debentures due 2016 (the "Convertible Debentures"), issued on a joint and several basis by the Corporation and Publishing, the shares of common stock, par value $.01 per share (the "Common Stock"), of the Corporation issuable upon conversion of the Convertible Debentures, and the guarantee by the Corporation of the payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities (the "Guarantee"), each described in the prospectus which forms a part of the Registration Statement (the "Prospectus").

         The Convertible Debentures were issued pursuant to an indenture, dated as of August 20, 1996, among the Corporation, Publishing and The Bank of New York, as indenture trustee, filed as Exhibit 4.3 to the Registration Statement (the "Indenture"). The Guarantee was issued pursuant to the Preferred
Securities Guarantee Agreement, dated as of August 20, 1996, between the Corporation, as guarantor, and The Bank of New York, as guarantee trustee, filed as Exhibit 4.6 to the Registration Statement (the "Guarantee Agreement").

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         In connection with this opinion, we have examined signed copies of the
Registration Statement and originals or copies of such records of the Corporation, Publishing and the Trust and such agreements, certificates of public officials, certificates of officers or representatives of the Corporation, Publishing, the Trust and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

         As to all matters of fact, we have relied upon and assumed the accuracy of statements and representations of officers and other representatives of the Corporation, Publishing, the Trust and others.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         We have also assumed that: (a) all documents were duly executed and delivered by each of the parties thereto prior to the issuance of any of the securities covered by the Registration Statement; (b) at the time of such execution, each such party, other than the Corporation, Publishing and the Trust, was duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and had all requisite power and authority to execute, deliver and perform its obligations under such documents; (c) the execution and delivery of such documents and performance of such obligations had been duly authorized by all necessary actions on the part of each such party, other than the Corporation, Publishing and the Trust; and
(d) such documents are the legal, valid and binding obligation of each such party, other than the Corporation, Publishing and the Trust, and are enforceable against each such party, other than the Corporation, Publishing and the Trust, in accordance with their terms.

         Based upon the foregoing, we are of the opinion that:

         1. The Convertible Debentures constitute valid and binding obligations of the Corporation and Publishing, each enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, and will be entitled to the benefits of the Indenture.

         2. The Guarantee constitutes the valid and binding obligation of the Corporation, enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, and will be entitled to the benefits of the Guarantee Agreement.

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         3. The shares of Common Stock to be issued upon conversion of the
Convertible Debentures, which are issuable in exchange for the Preferred Securities will, when issued in accordance with the terms of the Amended and Restated Declaration of Trust, dated as of August 20, 1996, pertaining to the Preferred Securities and the Indenture and against payment therefor as set forth in the Indenture, be validly issued, fully paid and non-assessable.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.


                                                 Very truly yours,

                                                 /s/ Schulte Roth & Zabel LLP